Exhibit 2.2

Rights Attached to Shares

Our authorized share capital consists of 50,000,000 ordinary shares of a nominal value of NIS 0.1 each. All of our issued and outstanding ordinary shares are duly authorized, validly issued, fully paid and non-assessable. Our ordinary shares are not redeemable and do not have preemptive rights.

Dividend and Liquidation Rights. The holders of the ordinary shares will be entitled to their proportionate share of any cash dividend, share dividend or dividend in kind declared with respect to our ordinary shares. Our board of directors may declare a dividend to be paid to the holders of ordinary shares in proportion to the paid up capital attributable to the shares that they hold. Dividends may only be paid out of our profits and other surplus funds, as defined in the Israeli Companies Law, as of the end of the most recent fiscal year or as accrued over a period of two years, whichever is higher, provided that there is no reasonable concern that a payment of a dividend will prevent us from satisfying our existing and foreseeable obligations as they become due. If we do not meet the profit requirement, we may seek the approval of the court to distribute a dividend. The court may approve our request if it is convinced that there is no reasonable risk that a distribution might prevent us from satisfying our existing and anticipated obligations as they become due.

Under the Israeli Companies Law, a dividend declaration must be approved by the board of directors and does not require the approval of the shareholders of a company unless the company’s articles of association provide otherwise. Our articles of association do not require shareholder approval of a dividend distribution.

In the event of our liquidation, after satisfaction of liabilities to creditors, our assets will be distributed to the holders of ordinary shares in proportion to the paid up capital attributable to the shares that they hold. Dividend and liquidation rights may be affected by the grant of preferential dividend or distribution rights to the holders of a class of shares with preferential rights that may be authorized in the future.

Exceptional Holdings; Principal Shareholders. Under the Communications Order, no person may hold, directly or indirectly, “significant influence” over Bezeq or 5% or more of any particular class of means of control in Bezeq, nor may any person, together with any other person, appoint, elect or dismiss the general manager of Bezeq or cause the election, appointment or dismissal of any director of Bezeq, without the prior written consent of the Prime Minister of Israel and the Israeli Minister of Communications. Subject to certain exceptions, prior written approval of such Ministers is also required to increase the holdings or other rights in excess of those determined in the initial approval, including by means of an agreement (including a voting agreement). Furthermore, under the Communications Order, no person may transfer control, “significant influence” or means of control in Bezeq to another, if, as a result of the transfer, the holdings of the transferee would require approval pursuant to the Communications Law or Communications Order and the transferee is not in possession of the requisite approval. Any such unauthorized acquisition is referred to as “Exceptional Holdings.” For the foregoing purposes, “significant influence” means the ability to significantly influence the activity of a corporation, whether alone or together with or through others, directly or indirectly, other than as a result of holding “means of control” in that corporation or in another corporation, and including ability derived from the corporation’s articles of association, a written, oral or other kind of agreement, or from any other source. In this context, the right to appoint an officer and holding 25% of our “means of control” is presumed to confer significant influence. “Means of control” means the right to vote at a general meeting of Bezeq, to appoint a director or general manager of Bezeq, to participate in the profits of Bezeq or a share of the remaining assets of Bezeq after payment of its debts upon liquidation. We received explicit governmental approval to keep the Control Permit even at a level of a 25% ownership interest.

In compliance with the Communications Law and Communications Order following our acquisition of the interest in Bezeq, our Articles of Association provide that Exceptional Holdings will not entitle the holder to any rights in respect of such holdings, unless and to the extent permitted under the Communications Order. Accordingly, Exceptional Holdings will not have any voting rights at a general meeting of shareholders. Each shareholder participating in a general meeting of shareholders will be required to certify to us prior to the vote or, if the shareholder is voting by a proxy or any similar instrument, on such proxy card or similar instrument, as to whether or not his or her holdings in our company or his or her vote require the approval of the Prime Minister of Israel and the Israeli Minister of Communications, pursuant to the Communications Law and Communications Order. In addition, no director may be appointed, elected or removed from office by virtue of the vote of a holder of Exceptional Holdings. If a director is appointed, elected or removed from office by virtue of the vote of a holder of Exceptional Holdings, such appointment, election or removal from office shall have no effect.

Under our Articles of Association, any person holding a number of our shares that requires approval under the Communications Order shall notify us, Bezeq, the Prime Minister of Israel and the Israeli Minister of Communications of such holdings in writing, no later than 48 hours from the date of acquiring such holdings.

Our Articles of Association include reporting requirements applicable to “Principal Shareholders,” meaning a holder, directly or indirectly, of 5% of our issued and outstanding share capital. Any person who, after acquiring, directly or indirectly, shares in our company becomes a “Principal Shareholder,” is required, no later than 48 hours after becoming a Principal Shareholder, to notify us in writing, specifying the number of our shares held by such shareholder and the date on which such shareholder became a Principal Shareholder. Any person who ceases to be a Principal Shareholder is required, no later than 14 days thereafter, to notify us in writing of the date on which such person ceased to be a Principal Shareholder. In addition, a Principal Shareholder is required to notify us in writing of any aggregate change in its holdings of our shares in an aggregate amount equal to 1% or more of our outstanding share capital compared to the last notice of holdings submitted by such Principal Shareholder, no later than 48 hours after such change. In the event a Principal Shareholder fails to provide any required notice, as discussed above, then until such Principal Shareholder provides us with the requisite notice, the Principal Shareholder will not be entitled to any rights in respect of such shares and the provisions of the Communications Order with respect to the exercise of rights underlying Exceptional Holdings will apply, and the undisclosed holdings shall also be deemed “dormant shares,” as defined under the Israeli Companies Law.

Under our Articles of Associations, we are required to notify the Prime Minister of Israel and the Israeli Minister of Communications of any Exceptional Holdings immediately upon becoming aware of such event. We are also required to notify such Ministers in the event a shareholder becomes a Principal Shareholder and regarding any change in the holdings of a Principal Shareholder within 48 hours of becoming aware of such change.

Voting Rights. Holders of ordinary shares have one vote for each ordinary share held on all matters submitted to a vote of shareholders, subject to the restrictions described above relating to Exceptional Holdings and Principal Shareholders. Such voting rights may be affected by the grant of any special voting rights to the holders of a class of shares with preferential rights that may be authorized in the future.

Election of Directors

Our ordinary shares do not have cumulative rights for the election of directors. Rather, under our articles of association, our directors (other than the external directors) are elected by a vote of the holders of a majority of the voting power represented and voting at our annual general meetings of shareholders, and hold office until the next annual general meeting of shareholders and until their successors have been elected. See Item 6C. “Directors, Senior Management and Employees - Board Practices - Election of Directors.” Internet Gold, our controlling shareholder, is able to elect all of our directors other than our external directors. For information regarding the election of external directors, see Item 6C. “Directors, Senior Management and Employees - Board Practices - External directors.” All the members of our Board of Directors (except the external directors) may be reelected upon completion of their term of office.

Under our Articles of Association, provisions relating to the election and removal of directors who are not external directors, within the meaning of the Israeli Companies Law, may not be modified without the prior written consent of the Israeli Minister of Communications.

Regulations promulgated under the Communications Law require that our chief executive officer, any member of our board of directors holding an executive role, as well as a majority of the members of the board of directors, be citizens and residents of the State of Israel.

Annual and Extraordinary Meetings

Under the Israeli Companies Law and our articles of association, our board of directors must convene an annual meeting of shareholders at least once every calendar year and within 15 months of the last annual meeting. Depending on the matter to be voted upon, and subject to the Israeli Companies Law and regulations thereunder, notice of at least 14 days or 21 days or 35 days prior to the date of the meeting is required. Our articles of association provide that notice of a general meeting of shareholders will be delivered to all eligible shareholders by publication in two daily Hebrew language newspapers in Israel that have a reasonably-sized readership. Our board of directors may, in its discretion, convene additional meetings as “special general meetings.” In addition, the board must convene a special general meeting upon the demand of: (a) two of the directors or 25% of the directors in office, (b) one or more shareholders having at least 5% of the outstanding share capital and at least 1% of the voting power in the company, or (c) one or more shareholders having at least 5% of the voting power in the company. The chairperson of the board of directors presides at each of our general meetings. The chairperson of the board of directors is not entitled to a vote at a general meeting in his capacity as chairperson.

Quorum

The quorum required for any general meeting is the presence, in person or by proxy, of shareholders holding or representing, in the aggregate, at least one third of the voting rights. No business shall be considered or determined at a general meeting, unless the requisite quorum is present within half an hour from the time designated for the general meeting. If within half an hour from the time designated for the general meeting a quorum is not present, the general meeting shall stand adjourned to the same day in the following week, at the same time and place, or to such other time as designated in the notice of such adjourned meeting. If within half an hour from the time designated for the adjourned meeting a quorum is not present, any number of shareholders present will constitute a quorum. However, if the general meeting was convened on the demand of shareholders, the adjourned meeting shall take place only if there are present at least the number of shareholders required to convene a general meeting under our articles of association (as discussed above).

A general meeting in which a quorum is present may resolve to adjourn the meeting, the discussion or the vote on a matter included in the agenda to such other time and place as it may determine. Only matters that were on the agenda and in respect of which no resolution was passed shall be discussed at the adjourned meeting.

Resolutions

An ordinary resolution requires approval by the holders of a simple majority of the voting rights represented at the meeting, in person, by proxy or by written ballot, and voting on the resolution.

Under the Israeli Companies Law, unless otherwise provided in the articles of association or applicable law, all resolutions of the shareholders require a simple majority. A resolution for the voluntary winding up of the company requires approval by holders of 75% of the voting rights represented at the meeting, in person, by proxy or by written ballot and voting on the resolution.

Modification of Class Rights

Under the Israeli Companies Law and our articles of association, any amendment, conversion, cancellation, expansion, addition to or other change in the rights, preferences, privileges, restrictions or provisions attached to any particular class of shares issued to shareholders of our company, shall require the written consent of holders of all issued shares of such particular class, or authorization by an ordinary resolution adopted at an extraordinary meeting of such class.

Limitations on the Rights to Own Ordinary Shares in Our Company

None of our memorandum of association, our articles of association or the laws of the State of Israel restrict in any way the ownership or voting of ordinary shares by non-residents, except that shares held by citizens of countries which are in a state of war with Israel will not confer any rights to their holders unless the Minister of Finance consents otherwise.

In addition, pursuant to the Communications Order, so long as we hold the control permit in Bezeq, any state, government corporation or a corporation controlled by a government corporation cannot control our company. Ownership of our shares, directly or indirectly, by a government corporation requires the prior written approval of the Israeli Prime Minister and Israeli Minister of Communications, provided that the government corporation’s total direct and indirect holdings in Bezeq does not exceed more than 5% of any type of “means of control” (as such term is described above) of Bezeq. Ownership by a government corporation, directly or indirectly, of 5% or more of Bezeq’s outstanding shares or a “significant influence” (as such term is described above) in Bezeq requires the approval of the Prime Minister of Israel and the Israeli Minister of Communications as well as the consent of the Israeli Minister of Defense. A “Hostile State,” as such term is defined in the Communications Order, a citizen or resident of a Hostile State, a corporation incorporated in a Hostile State or controlled by a resident or citizen of a Hostile State is not allowed to hold, directly or indirectly, 5% or more or a “significant influence” (as described above) in Bezeq.

Anti-Takeover Provisions; Mergers and Acquisitions

Full Tender Offer. A person wishing to acquire shares, or any class of shares, of a publicly traded Israeli company and who would as a result hold over 90% of the company’s issued and outstanding share capital, or a class of shares which are listed, is required by the Israeli Companies Law to make a tender offer to all of the company’s shareholders for the purchase of all of the remaining issued and outstanding shares of the company, or any class of shares, as the case may be. If (i) less than 5% of the outstanding shares are not tendered in the tender offer and the majority of the offerees who have no personal interest in the acceptance of the tender offer have accepted the offer; or (ii) less than 2% of the outstanding shares are not tendered in the tender offer, all of the shares that the acquirer offered to purchase will be transferred to the acquirer by operation of law. However, the shareholders may petition the court within six months after receipt of the offer to alter the consideration for the acquisition. The Israeli Companies Law allows an acquirer to determine in the terms of the offer that offerees who accepted the offer will not be entitled to appraisal rights. If the terms described above for the completion of a tender offer are not met, the acquirer may not acquire additional shares of the company from shareholders who accepted the tender offer if following such acquisition the acquirer would then own over 90% of the company’s issued and outstanding share capital.

Special Tender Offer. The Israeli Companies Law provides that an acquisition of shares of a public company be made by means of a special tender offer if as a result of the acquisition the purchaser would hold 25% or more of the voting rights at the company’s general meeting, unless one of the exemptions described in the Israeli Companies Law are met. This rule does not apply if there is already another shareholder who holds 25% or more of the voting rights at the company’s general meeting. Our parent, Internet Gold, currently holds more than 25% of our outstanding ordinary shares as determined in accordance with the Israeli Companies Law. Similarly, the Israeli Companies Law provides that an acquisition of shares in a public company must be made by means of a tender offer if as a result of the acquisition the purchaser would hold more than 45% of the voting rights of the company, if there is no other shareholder of the company who holds more than 45% of the voting rights in the company. A tender offer is not required in the following circumstances: (i) the purchase was made in a private placement that was approved by the shareholders as a private placement and was meant to grant the purchaser 25% or more of the voting rights of a company in which no other shareholder holds 25% or more of the voting rights, or to grant the purchaser more than 45% of the voting rights of a company in which no other shareholder holds more than 45% of the voting rights, (ii) the purchaser would hold 25% or more of the voting rights after purchasing shares from a person that held 25% or more of the voting rights, or (iii) the purchaser would hold more than 45% of the voting rights after purchasing shares from a person that held more than 45% of the voting rights.

Merger. The Israeli Companies Law permits merger transactions if approved by each party’s board of directors and, unless certain requirements described under the Israeli Companies Law are met, the majority of each party’s shares voted on the proposed merger at a shareholders’ meeting called on at least 35 days’ prior notice. Under the Israeli Companies Law, if the approval of a general meeting of the shareholders is required, merger transactions may be approved by holders of a simple majority of the shares present, in person or by proxy, at a general meeting and voting on the transaction. In determining whether the required majority has approved the merger, if shares of the company are held by the other party to the merger, or by any person holding at least 25% of the outstanding voting shares or 25% of the means of appointing directors of the other party to the merger, then a vote against the merger by holders of the majority of the shares present and voting, excluding shares held by the other party or by such person, or anyone acting on behalf of either of them, is sufficient to reject the merger transaction. If the transaction would have been approved but for the exclusion of the votes of certain shareholders as provided above, a court may still approve the merger upon the request of holders of at least 25% of the voting rights of a company, if the court holds that the merger is fair and reasonable, taking into account the value of the parties to the merger and the consideration offered to the shareholders. Upon the request of a creditor of either party to the proposed merger, the court may delay or prevent the merger if it concludes that there exists a reasonable concern that, as a result of the merger, the surviving company will be unable to satisfy the obligations of any of the parties to the merger and the court may also provide instructions to assure the rights of creditors. In addition, a merger may not be completed unless at least 50 days have passed from the date that a proposal for approval of the merger was filed with the Israeli Registrar of Companies and 30 days from the date that shareholder approval of both merging companies was obtained.

Notwithstanding the foregoing, a merger is not subject to shareholders approval of (i) the target company, if it is a wholly-owned subsidiary of the acquiring company and (ii) the acquiring company, if no changes are required to its articles and memorandum of association and it is not issuing to the shareholders of the target company more than 20% of its voting rights and no person will become, as a result of the issuance, a controlling shareholder of the acquiring company, subject to certain limitations relating to the continuing of the votes, at a meeting of the shareholders of a company that is a party to the merger, of any entity or person that is either the other party to the merger or a control person thereof.

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